Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 of Tile Shop Holdings, Inc. of our report dated June 29, 2012 (except for Note 11, as to which the date is November 16, 2012), relating to our audit of consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2010 of Tile Shop Holdings, Inc. and Subsidiaries (formerly known as The Tile Shop LLC and Subsidiary), which appears in the Annual report on Form 10-K of Tile Shop Holdings, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

Minneapolis, MN

July 22, 2013